EXHIBIT 10.4
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on May 22, 2009 (“Effective Date”) by and between Petro Resources Corporation, a Delaware corporation (“Company”), and Ronald D. Ormand (“Executive”).

R E C I T A L

Company is desirous of employing Executive in an executive capacity on the terms and conditions and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration.

A G R E E M E N T

It is agreed as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1  Definitions.

(a)  “Annual Base Salary” shall mean Executive’s annual base salary as of the date of his Involuntary Termination, determined pursuant to Section 4.1.

(b)  “Board” shall mean the board of directors of Company.

(c)  “Business Territories” shall mean all field locations in which the Company has activities directly related to the exploration or production and sale of oil and gas, including but not limited to, any location as to which the Company has devoted any significant efforts for production, analysis, joint venture consideration or interest even if efforts for the actual exploration or production of oil and gas have not yet commenced.

(d)  “Cause” shall mean Executive (i) has engaged in gross negligence, gross incompetence, or willful misconduct in the performance of his duties at the Company, (ii) has refused, without proper reason, to perform his duties, (iii) has materially breached any provision of this Agreement, (iv) has willfully and materially breached a significant corporate policy or code of conduct established by Company, (v) has willfully engaged in conduct that is materially injurious to Company or its subsidiaries (monetarily or otherwise), (vi) has committed an act of fraud, embezzlement, or breach of a fiduciary duty to Company or an affiliate of Company (including the unauthorized disclosure of material confidential or proprietary information of the Company or an affiliate), (vii) has been convicted of (or pleaded no contest to) a criminal act involving fraud, dishonesty, or moral turpitude or any felony, or (viii) has been convicted for any violation of U.S. or foreign securities laws or has entered into a cease and desist order with the Securities and Exchange Commission alleging violation of U.S. or foreign securities laws.

(e)  “Change of Control” shall mean a “Change in Control,” as defined under the Incentive Plan as in effect on the Effective Date.

(f)  “Change of Control Period” shall mean, with respect to a Change of Control, the one-year period beginning on the date upon which such Change of Control occurs.

(g)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)  “Compensation Committee” shall mean the Compensation and Nominating Committee of the Board.

(i)  “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties for six consecutive months and shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to Executive by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

(j)  “Good Reason” shall mean the occurrence of any one or more of the following:

(i)  a diminution in Executive’s Annual Base Salary not in accordance with Section 4.1;

(ii)  a material diminution in Executive’s authority, duties, or responsibilities from those applicable to him as of the Effective Date, including a material change in the reporting structure so that Executive reports to someone other than the Board;

(iii)  a material change in the geographic location at which Executive must perform services, which for purposes of this Agreement includes only Company requiring Executive to involuntarily relocate the geographic location of Executive’s principal place of employment by more than 10 miles from Houston, Texas; or

(iv)  a material breach by Company of any provision of this Agreement (including, without limitation, the requirements of paragraphs 2.2, 4.2, or 4.3 of this Agreement).

Notwithstanding the foregoing provisions of this Section 1.1(j) or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (1) any condition described in clauses (i) through (iv)  of this Section 1.1(j) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (2) Executive must provide written notice to Company of such condition in accordance with Section 9.3 within 30 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for a period of 30 days following receipt of such notice by Company; and (4) the date of Executive’s termination of employment must occur within one year following the initial existence of the condition specified in such notice.

(k)  “Incentive Plan” shall mean the Petro Resources 2006 Stock Incentive Plan.

(l)  “Involuntary Termination” shall mean any termination of Executive’s employment with Company which:

(i)  does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this Section 1.1(l)); or

(ii)  results from a resignation by Executive for Good Reason;

provided, however, the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death or Disability.

(m)  “Payment Date” shall mean the later of (i) the date that is 30 days after Executive’s termination of employment with Company or (ii) the date upon which the Release described in Section 5.6 becomes irrevocable by Executive.

1.2  Interpretations.  In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision, (b) reference to any Article or Section means such Article or Section hereof, (c) the word “including” (and with correlative meaning, “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1  Employment.  Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.

2.2  Positions.  From and after the Effective Date, Company shall employ Executive in the positions of Executive Vice President and Chief Financial Officer of the Company or in such other position or positions as the parties mutually may agree.

2.3  Duties and Services.  Executive agrees to serve in the positions referred to in Section 2.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.  Executive also agrees to serve, if elected, as an officer or director of any wholly-owned subsidiary or affiliate of Company so long as such service is commensurate with Executive’s duties and responsibilities to Company.  Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

2.4  Other Interests.  Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy, and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except as herein permitted or with the consent of the Board.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investment and charitable activities that do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the Board.  The Company acknowledges that Executive has disclosed to the Company Executive’s membership on the board of directors of Tremisis Energy Acquisition II Corp. and Help Worldwide, Inc. and Executive’s equity interest in Gruy Petroleum Management Co. LLC and Perugia Advisors, Inc.   Company’s acknowledgement of the foregoing outside activities shall not relieve Executive of his obligation to ensure that such activities do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder.

2.5  Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company.  In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit, or appropriate for the benefit of any third party, business opportunities concerning Company’s business.

2.6  Place of Employment.  Executive’s place of employment hereunder shall be at Company’s executive offices in the greater Houston, Texas metropolitan area.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1  Term.  Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date.

3.2  Company’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a)  upon Executive’s death;

(b)  upon Executive’s Disability;

(c)  for Cause; or

(d)  at any time, for any other reason whatsoever, in the sole discretion of the Board.

3.3  Executive’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(a)  for Good Reason; or

(b)  at any time for any other reason whatsoever, in the sole discretion of Executive.

3.4  Notice of Termination.  If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving a 30-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.  If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

3.5  Deemed Resignations.  Unless otherwise agreed to in writing by Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company and an automatic resignation of Executive from the Board (if applicable) and from the board of directors or similar governing body of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability entity, or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

3.6  Meaning of Termination of Employment.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1  Base Salary.  During the period of this Agreement, Executive shall receive a minimum base salary of $180,000 per annum during the first full year of employment, $200,000 per annum during the second full year of employment, and $220,000 per annum during the third full year of employment.  Executive’s base salary shall be reviewed by the Compensation Committee on an annual basis, and, in the sole discretion of the Compensation Committee, such base salary may be increased, but not decreased (except with the prior written consent of Executive), effective as of any date determined by the Compensation Committee.  Executive’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2  Stock Compensation.  Executive shall receive a grant of 1,250,000 shares of common stock of the Company pursuant to the terms and subject to the conditions of a Restricted Stock Agreement of even date herewith between Executive and Company.

4.3  Option Compensation.  Executive shall receive a grant of 1,250,000 non-statutory stock options, at an exercise equal to the volume weighted average price of the Company’s common stock on the Effective Date, pursuant to the terms and subject to the conditions of a Stock Option Agreement of even date herewith between Executive and Company.

4.4  Bonuses and Long-Term Incentive.

(a)  Annual Bonus.  Executive shall be eligible for an annual bonus of up to 100% of Executive’s Base Salary based on performance criteria set by the Compensation Committee and to otherwise participate in Company’s annual bonus plan or plans applicable to Executive, all as approved from time to time by the Compensation Committee in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.

(b)  Long-Term Incentive Plan.  Subject to the sole discretion of the Compensation Committee, Executive shall also be eligible for participation in the Incentive Plan or such other long-term incentive arrangement of Company as may from time to time be made available to other executive officers of Company.  Any awards made under the Incentive Plan or such other arrangements shall be governed by Section 5.9 herein.

4.5  Other Perquisites.  During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(a)  Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(b)  Vacation - During his employment hereunder, Executive shall be entitled to 4 weeks of paid vacation each calendar year (or a pro rata portion of such four-week vacation period for any partial year) and to all holidays provided to executives of Company generally.

(c)  Other Company Benefits - Executive and, to the extent applicable, Executive’s spouse, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company.  Such benefits, plans, and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE V

EFFECT OF TERMINATION ON COMPENSATION; ADDITIONAL PAYMENTS

5.1  Termination Other Than an Involuntary Termination.  If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 3.1 hereof or if Executive’s employment hereunder shall terminate for any other reason except those described in Sections 5.2 and 5.3, then Company shall continue to provide all compensation and benefits to Executive hereunder until the date of such termination of employment, and such compensation and benefits shall terminate contemporaneously with such termination of employment.

5.2  Involuntary Termination Other Than During a Change of Control Period.  Subject to the provisions of Sections 5.6 and 5.7 hereof, if Executive’s employment by Company or any successor thereto shall be subject to an Involuntary Termination which occurs prior to the date that Change of Control Period begins or after the expiration of a Change of Control Period, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions:

(a)  Pay Executive a lump sum cash payment in an amount equal to Executive’s Annual Base Salary on or before the Payment Date.

(b)  During the portion, if any, of the 12-month period commencing on the date of such Involuntary Termination that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under Company’s or a subsidiary’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Company pay for the same or similar coverage under such group health plans; provided, however, that such reimbursement shall cease to be effective if and to the extent Executive becomes eligible to receive medical and/or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive).

5.3  Involuntary Termination During a Change of Control Period.  Subject to the provisions of Sections 5.6 and 5.7, if Executive’s employment by Company or any successor thereto shall be subject to an Involuntary Termination during a Change of Control Period, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions:

(a)  Pay Executive a lump sum cash payment in an amount equal to two times Executive’s Annual Base Salary on or before the Payment Date.

(b)  During the portion, if any, of the 12-month period commencing on the date of such Involuntary Termination that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under Company’s or a subsidiary’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Company pay for the same or similar coverage under such group health plans; provided, however, that such reimbursement shall cease to be effective if and to the extent Executive becomes eligible to receive medical and/or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive).

5.4  Interest on Late Payments.  If any payment provided for in Section 5.2 or 5.3 hereof is not made when due (applying the deferred payment date provided for in Section 5.7 as the due date, if applicable) then Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York and shall change when and as any such change in such prime or base rate shall be announced by such bank.

5.5  Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, in the event that any payment, distribution, or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable, or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), Company shall pay to Executive on or as soon as administratively practicable following the day on which the Excise Tax is remitted by or on behalf of Executive (but no later than the end of the taxable year following the year in which the Excise Tax is remitted) an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.  Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment.  Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten days of the receipt of such claim.  Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company’s action.  If, as a result of Company’s action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company.  If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

5.6  Release and Full Settlement.  As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive must first execute a release and agreement, in a form reasonably satisfactory to Company, which (a) shall release and discharge Company and its affiliates, and their officers, directors, employees, and agents, from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, and (b) must be effective and irrevocable within 55 days after the termination of Executive’s employment.  If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against Company on account of Executive’s termination of employment.

5.7  Payments Subject to Section 409A of the Code.  Notwithstanding the foregoing provisions of this Article 5, if the payment of any severance compensation or severance benefits under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payments that Executive (or Executive’s estate) would otherwise be entitled to during the first six months following the date of Executive’s termination of employment shall be accumulated and paid on the date that is six months after the date of Executive’s termination of employment (or if such payment date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.  Executive hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

5.8  Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 5 shall be received by Executive as liquidated damages.

5.9  Other Benefits.  This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment.  Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE VI

PROTECTION OF CONFIDENTIAL INFORMATION

6.1  Disclosure to and Property of Company.

(a)  Confidential Information. All information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, that are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products, or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, forms, policies, procedures, financial and sales data, pricing terms, costs, evaluations, opinions, interpretations, acquisition prospects, employee lists, property lists, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, negotiation and documentation strategies, computer software or programs, computer software and database technologies, prospective names, and marks (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates).

(b)  Work Product. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, proposals, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression (including but not limited to (i) maps, data, and reports that relate to results of exploration, drilling, drill cores, cuttings, and other samples relating to the production and operation of Company’s oil and gas properties (whether owned or prospective) and (ii) title opinions; abstracts of title; land, accounting, production, or operating expense records; engineering, geological, or geophysical data; development plans and permits; or any other material or writing of whatever kind embodying any other information relating to the production and operation of Company’s oil and gas properties (whether owned or prospective)) (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates).

Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

6.2  Disclosure to Executive.  Company has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or has and will entrust Executive with business opportunities of Company (or its affiliates); and/or has and will place Executive in a position to develop business good will on behalf of Company (or its affiliates).  Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).

6.3  No Unauthorized Use or Disclosure.  Executive agrees that he will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of Confidential Information or Work Product of the Company (or its affiliates), and will not make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company.  Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order.  At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control.  Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered, or made by him during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership.  Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 6.  As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates.  Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.

6.4  Ownership by Company.  If, during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work.  If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5  Assistance by Executive.  During the period of Executive’s employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company’s (or its affiliates’) worldwide right, title, and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.6  Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 6 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE VII

NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS

7.1  General.  As part of the consideration for Company’s employment of Executive and the compensation and benefits that may be paid to Executive hereunder; to protect the trade secrets and Confidential Information of Company and its affiliates that will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that will in the future be developed by Executive, or the business opportunities that will in the future be disclosed or entrusted to Executive by Company or its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the provisions of this Article 7.  Executive agrees that during his employment with Company and for a period of six months following the termination of Executive’s employment with Company for any reason (the “Non-Compete Period”), Executive shall not, without the prior written consent of Company:

(a)  directly or indirectly participate in the ownership, management, operation, or control of, or be connected as an officer, employee, partner, director, consultant, contractor, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of, any oil and gas exploration or production business in any of the Business Territories of the Company (a “Competitive Operation”); provided, however, that this provision shall not preclude Executive after the termination of his employment with Company from (i) owning less than 5% of the equity securities of any publicly held Competitive Operation so long as Executive does not serve as an employee, officer, director, or consultant to such business, (ii) being engaged as an investment banker and/or financial advisor to oil and gas exploration or production business entities, or (iii) being employed by a commercial bank or investment management company;

(b)  call upon any prospective acquisition candidate on Executive’s own behalf or on behalf of any Competitive Operation, which candidate is a Competitive Operation or which candidate was, to Executive’s knowledge after due inquiry, either called upon by Company or an affiliate or for which Company or an affiliate made an acquisition analysis, for the purpose of acquiring such entity; or

(c)  directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, member, stockholder, partner, or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (i) hire, contract, or solicit or attempt any of the foregoing with respect to hiring any then present employee (or person who was an employee at any time during the six-month period prior to termination of Executive’s employment) of Company or any affiliate, or (ii) induce or otherwise counsel, advise, or encourage any employee of Company or any affiliate to leave the employment of Company or any affiliate.

7.2  Non-Disparagement. During Executive’s employment with Company and following any termination of employment with Company, Executive and Company mutually agree not to disparage, either orally or in writing, Executive, Company, or any of affiliates’ business, products, services, or practices, or any of Company’s or its affiliates’ directors, officers, agents, representatives, stockholders, partners, members, employees, or affiliates.

7.3  Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 7 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 7 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

7.4  Reformation.  Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article 7 would cause irreparable injury to Company.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

8.1  General.  Executive and the Company explicitly recognize that no provision of this Article VIII shall prevent either party from seeking to resolve any dispute relating to Article VI or Article VII of this Agreement in a court of law.

8.2  Negotiation.  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between Executive and an executive officer of Company who has authority to settle the controversy.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within ten days after the effective date of such notice, Executive and an executive officer of Company shall meet at a mutually acceptable time and place within the Houston, Texas metropolitan area, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.  If the matter has not been resolved within 30 days of the disputing party’s notice, or if the parties fail to meet within ten days, either party may initiate arbitration of the controversy or claim as provided in Section 8.3 below.  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days’ notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this Section 8.2 shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

8.3  Arbitration.  Company and Executive agree that after efforts to negotiate any dispute in accordance with Section 8.2 have failed, then either party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a)  Each party will, within ten business days of the Notice, nominate an arbitrator, who shall be a non-neutral arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party.  The two nominated arbitrators will, within ten business days of nomination, agree upon a third arbitrator, who shall be neutral. If the two appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”).  The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)  The arbitration hearing will in no event take place more than 180 days after the appointment of the third arbitrator.

(c)  The arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

(d)  The results of the arbitration and the decision of the arbitrators will be final and binding on the parties, and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)  All administrative costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive during the pendency of the proceedings.  Such costs and expenses do not include attorney’s fees, expert witness fees or other party generated expenses.  Upon the conclusion of the proceedings, the prevailing party shall be entitled to recover reasonable and necessary attorneys’ fees, expert witness fees, and costs and expenses of arbitration.

ARTICLE IX

MISCELLANEOUS

9.1  Indemnification.  Company shall continue to indemnify Executive following any termination of this Agreement to the fullest extent permitted by applicable law consistent with the Articles of Incorporation and By-Laws of Company in effect as of the date of the termination with respect to Executive’s sole, joint, or concurrent negligence and any acts of or omissions he may have committed during the period during which he was an officer, director, and/or employee of (a) Company, (b) any subsidiary thereof for which he served as an officer, director, or employee at the request of Company, or (c) any successor thereto; provided, however, Company shall have no obligation to indemnify Executive for any claim based on facts or circumstances that served or could have served as grounds for termination of Executive’s employment under this Agreement by the Company for Cause.  Any reimbursement of reasonable attorneys’ fees and disbursements required under this Section 9.1 shall be made within thirty days of the date that Executive submits an invoice for payment or reimbursement.  In the event Company and Executive shall have entered into a separate indemnity agreement, the terms of such agreement, and not this Section 9.1, shall govern Company’s obligations to indemnify Executive following the termination of this Agreement.

9.2  Payment Obligations Absolute.  Except as specifically provided in Sections 6.6 and 7.4, Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which Company (including its subsidiaries) may have against Executive or anyone else.  All amounts payable by Company (including its subsidiaries hereunder) shall be paid without notice or demand.  Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Sections 5.2(b) and 5.3(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

9.3  Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 3:30 p.m. (Houston time) on  any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States (“Business Day”), (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 3:30 p.m. (Houston time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.  All notices and demands to Executive or the Company may be given to them at the following addresses:

If to Executive to:	Ronald D. Ormand 11622 Monica Lane Houston, Texas 77024
If to Company:	Petro Resources Corporation 777 Post Oak Blvd., Suite 910 Houston, Texas 77056

Such parties may designate in writing from time to time such other place or places that such notices and demands may be given.

9.4  Applicable Law; Submission to Jurisdiction.

(a)  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflict of law principals thereof.

(b)  With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum, and venue of the state or federal (to the extent federal jurisdiction exists) courts located in Harris County in the State of Texas.

9.5  No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.6  Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.8  Withholding of Taxes and Other Employee Deductions.  Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other customary employee deductions made with respect to Company’s employees generally.

9.9  Headings.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.10  Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.11  Assignment.  This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise.  This Agreement shall also be binding upon and inure to the benefit of Executive and his heirs, representatives and assigns.  If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall continue to be payable pursuant to the terms of this Agreement.  Executive shall not have any right to pledge, hypothecate, anticipate, or assign any portion of this Agreement or any of the rights hereunder, except by will or the laws of descent and distribution.

9.12  Term.  This Agreement has a term co-extensive with the term of employment provided in Section 3.1.  Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination.  The provisions of Section 3.5 and Articles 6 and 7 shall survive the termination of this Agreement and shall be binding upon Executive and his or her legal representatives, successors, and assigns following such termination.

9.13  Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matter.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Executive.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

9.14  Expenses.  The Company shall reimburse Executive the non-accountable sum of $2,500 for his legal fees and expenses.  Each party shall otherwise pay all fees and expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

“Company” Petro Resources Corporation a Delaware corporation
By:	/s/ Wayne P. Hall
Wayne P. Hall
Chief Executive Officer
“Executive” Ronald D. Ormand
/s/ Ronald D. Ormand
Ronald D. Ormand